EXHIBIT 99.1

Del Frisco's Restaurant Group, Inc. Announces First Quarter 2014 Results

SOUTHLAKE, Texas, April 29, 2014 (GLOBE NEWSWIRE) -- Del Frisco's Restaurant Group, Inc. (Nasdaq:DFRG), the owner and operator of the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille restaurant concepts, reported financial results today for the first quarter ended March 25, 2014.

Key highlights from the first quarter 2014 compared to the first quarter 2013 include:

  Consolidated revenues increased 11.4% to $66.6 million from $59.8 million.
  On a calendar basis, comparable restaurant sales increased 5.1% at Del Frisco's Double Eagle and represented the concept's 17th consecutive quarter of positive comparable restaurant sales. On a fiscal quarter basis, which includes a one-week calendar shift in the comparison due to the 53rd week in fiscal 2013, sales in the same restaurants increased 5.5%.
  On a calendar basis, comparable restaurant sales decreased 2.1% at Sullivan's. On a fiscal quarter basis, which includes a one-week calendar shift in the comparison due to the 53rd week in fiscal 2013, sales in the same restaurants decreased 4.5%.
  Blended comparable restaurant sales, on a calendar basis, increased 1.6% across all three concepts. On a fiscal quarter basis, sales in the same restaurants increased 0.8% across all three concepts.
  Cost of sales, as a percentage of consolidated revenues, decreased to 30.1% from 30.8%.
  GAAP Net income of $4.5 million, or $0.19 per diluted share, compared to $3.6 million, or $0.15 per diluted share.
  Adjusted net income*, a non-GAAP measure, of $4.7 million, or $0.20 per diluted share, compared to $5.0 million, or $0.21 per diluted share.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 6.1% to $14.8 million from $13.9 million.

* Adjusted net income, a non-GAAP measure, represents pre-tax income from continuing operations plus secondary public offering costs and public offering transaction bonuses minus income tax expense at an effective tax rate of 30%. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

** Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, secondary public offering costs, public offering transactions bonuses, and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "We generated positive comparable restaurant sales on the strength of Del Frisco's Double Eagle, but weaker trends, although improving, at Sullivan's resulted in sales deleveraging and slower growth in restaurant-level profitability than revenues. Of our three concepts, Sullivan's was most impacted by the calendar-shift that excluded New Year's Eve from the 12-week fiscal period as well as lost operating days due to the unfortunate winter weather. However, when weather was not a factor, Sullivan's performance demonstrated to us that the menu, messaging, and facility enhancements implemented last year under the auspices of our new leadership structure are beginning to take hold."

Mednansky continued, "As shared previously, we engaged an outside consulting firm, Tango Analytics, to conduct research on the Del Frisco's Grille domestic market potential. Their findings point to the possibility of developing in excess of 170 Del Frisco's Grilles over time across a diversity of settings based upon minimum average unit volumes of approximately $5.2 million. With 11 successful openings thus far, our dominant expansion vehicle clearly has a long runway of opportunity ahead of it and we intend to bring this 'next generation' dining experience to markets across the country while upholding our strict development criteria. This year, we will be opening a total of five Grilles on both coasts, including one whose lease was recently signed for Pasadena, CA. We are also excited to be building a Del Frisco's Double Eagle in our nation's capital, a market that should prove very receptive to our premier steakhouse concept."

Mednansky concluded, "As we look ahead, we are confident in our positioning and the eagerness of the upscale dining guest to seek out our signature steaks and fresh seafood, award-winning wine list, lively bar, energetic ambience, and warm hospitality. We have good reason to be optimistic as to what 2014 holds for our business."

Review of First Quarter 2013 Operating Results

Consolidated revenues increased $6.8 million, or 11.4%, to $66.6 million in the first quarter of 2014 from $59.8 million in the first quarter of 2013. This increase was due to 71 additional operating weeks (to 480 from 409) resulting from six Del Frisco's Grille restaurant openings in the previous year. The first quarter of 2014 was negatively impacted by approximately 32 lost operating days resulting from ice and snow storms, including approximately 21 lost operating days at Sullivan's Steakhouse.  In the first quarter of 2013, the Company was impacted by approximately six lost operating days due to Winter Storm Nemo.

Due to the 53rd week in fiscal 2013, there is a one-week calendar shift in the comparison of the fiscal first quarter of 2014 to the fiscal first quarter of 2013. As a result of this shift, the week between Christmas and New Year's, traditionally a high volume week for the Company's restaurants was included in the first quarter of 2013 but was replaced with an average volume week in the first quarter 2014. On a comparable calendar basis, total comparable restaurant sales increased 1.6% in the first quarter of 2014 following a total comparable restaurant sales decrease of 0.5% in the first quarter of 2013. On a fiscal quarter basis, unadjusted for the calendar shift, sales in the same restaurants increased 0.8%.

Cost of sales increased $1.7 million, or 8.8%, to $20.1 million in the first quarter of 2014 from $18.4 million in the first quarter of 2013. As a percentage of consolidated revenues, cost of sales decreased to 30.1% from 30.8%.

Restaurant-level EBITDA** increased $0.9 million, or 6.1%, to $14.8 million in the first quarter of 2014 from $13.9 million in the first quarter of 2013. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 22.2% from 23.3%.

General and administrative costs increased $0.9 million, or 24.1%, to $4.7 million, or 7.0% of consolidated revenues, from $3.8 million, or 6.3% of consolidated revenues. This net increase was due to growth in corporate level personnel to support recent and anticipated growth along with increased non-cash stock compensation expense.

Net income in the first quarter of 2014 was $4.5 million, or $0.19 per diluted share, compared to net income of $3.6 million, or $0.15 per diluted share, in the first quarter of 2013. Adjusted net income*, a non-GAAP measure, was $4.7 million, or $0.20 per diluted share, in the first quarter of 2014, compared to $5.0 million, or $0.21 per diluted share, in the first quarter of 2013.

Segment Results

We operate the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille brands as operating segments.

Del Frisco's Double Eagle Steak House

  Revenues increased $0.3 million, or 0.9%, to $32.6 million in the first quarter of fiscal 2014 from $32.3 million in the first quarter of fiscal 2013. Comparable restaurant sales increased 5.1% for the 12-week period ended March 25, 2014 compared to the 12-week period ended March 26, 2013. The increase in comparable sales was driven by a 5.3% increase in average check partially offset by a 0.2% decrease in customer counts. Sales for the same restaurants in the first fiscal quarter ended March 25, 2014 increased 5.5% compared to the first fiscal quarter of 2013 ended March 19, 2013. During the first quarter of fiscal 2014, Del Frisco's revenues were negatively impacted by approximately six lost restaurant operating days resulting from severe weather.
  The brand also marked its 17th consecutive quarter of positive comparable restaurant sales. Operating weeks held steady at 120.

  Restaurant-level EBITDA** increased 5.2%, or $0.5 million, to $9.2 million in the first quarter of 2014 from $8.7 million in the first quarter of 2013 as the brand experienced lower cost of sales and restaurant operating expenses that were partially offset by higher marketing and advertising costs as a percentage of revenues.

Sullivan's Steakhouse

  Revenues decreased $0.9 million, or 4.4%, to $19.0 million in the first quarter of fiscal 2014 from $19.9 million in the first quarter of fiscal 2013. Comparable restaurant sales decreased 2.1% for the 12-week period ended March 25, 2014 compared to the 12-week period ended March 26, 2013. The decrease in comparable sales was driven by a 4.4% decrease in customer counts partially offset by a 2.3% increase in average check. Sales for the same restaurants in the first fiscal quarter ended March 25, 2014 decreased 4.5% compared to the first fiscal quarter of 2013 ended March 19, 2013. During the first quarter of fiscal 2014, Sullivan's revenues were negatively impacted by approximately 21 lost restaurant operating days resulting from severe weather.  Operating weeks held steady at 228.

  Restaurant-level EBITDA** decreased 13.1%, or $0.4 million to $3.2 million in the first quarter of 2014 from $3.6 million in the first quarter of 2013, as the concept experienced higher restaurant operating expenses as well as marketing and advertising costs that were partially offset by lower cost of sales as a percentage of revenues.

Del Frisco's Grille

  Revenues increased 97.3%, or $7.4 million, to $15.0 million in the first quarter of 2014 from $7.6 million in the first quarter of 2013. The increase was primarily due to 71 additional operating weeks (to 132 from 61) resulting from six restaurant openings in the previous year.

  Restaurant-level EBITDA** increased 56.9%, or $0.9 million, to $2.4 million in the first quarter of 2014 from $1.5 million in the first quarter of 2013. The increase was primarily due to operating week growth as the concept experienced higher restaurant operating expenses as a percentage of revenues due to new restaurant inefficiencies.

Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Del Frisco's Restaurant Group, Inc. is reiterating the following guidance for the 52-week fiscal year 2014, which ends on December 30, 2014.

  Total comparable restaurant sales increase of 1.5% to 2.5% (on a comparable 52-week basis)
  One Del Frisco's Double Eagle Steak House opening and five Del Frisco's Grille openings
  Cost of sales of 29.9% to 30.4% of consolidated revenues
  Restaurant-level EBITDA** of 22.9% to 23.4% of consolidated revenues
  General and Administrative expenses of $20.0 million to $21.0 million
  Pre-opening expenses of approximately $4.9 to $5.5 million
  Effective tax rate of approximately 30% to 32%
  Earnings per diluted share of $0.94 to $0.98 based on an annual weighted average diluted common shares outstanding of approximately 24.0 million
  Gross capital expenditures (before tenant allowances) of $38 million to $40 million

Development will begin at the end of the second quarter with the Del Frisco's Grille opening in Burlington, MA. In the third quarter, a Del Frisco's Double Eagle Steakhouse will open in Washington, DC, while the remaining four Del Frisco's Grille locations in Rockville, MD; Tampa, FL; and Irvine and Pasadena, CA; will open in the latter half of the year.

Conference Call

We will host a conference call to discuss the financial results for the first quarter 2014 ended March 25, 2014 today at 7:30 AM Central Time. Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer; Tom Pennison, Chief Financial Officer; and Jeff Carcara, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 888-569-5033 or for international callers by dialing 719-457-2638. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 5726082. The replay will be available until Tuesday, May 6, 2014.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Del Frisco's Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 40 restaurants across 20 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading "Outlook" are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate", "believe", "could", "should", "estimate", "expect", "intend", "may", "predict", "project", "target", and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	12 Weeks Ending
	March 25,	March 19,
	2014	2013

Revenues	$ 66,622	$ 59,802

Costs and expenses:
Costs of sales	20,052	18,420
Restaurant operating expenses	30,570	26,545
Marketing and advertising costs	1,221	908
Pre-opening costs	384	591
General and administrative costs	4,686	3,775
Secondary public offering costs	5	412
Public offering transaction bonuses	--	1,805
Depreciation and amortization	2,955	2,442

Operating income	6,749	4,904

Other income (expense), net:
Interest expense	(15)	(24)
Other	(17)	--

Income from continuing operations before income taxes	6,717	4,880

Income tax expense	2,195	1,311

Net income	$ 4,522	$ 3,569

Basic income per common share	$ 0.19	$ 0.15
Diluted income per common share	$ 0.19	$ 0.15

Shares used in computing net income per common share:
Basic	23,627,386	23,794,667
Diluted	23,855,814	23,794,667

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	March 25,	December 31,
	2014	2013
	(unaudited)

Cash and cash equivalents	$ 16,298	$ 13,674
Total assets	289,853	288,651
Long-term debt	--	--
Total stockholders' equity	201,926	196,783

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income from continuing operations plus the sum of secondary public offering costs and the public offering transaction bonuses, minus income tax expense at an effective tax rate of 30%. We believe that this measure represents a useful internal measure of performance as it excludes certain one-time expenditures associated with our public offerings. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, public offering expenses, public offering transaction bonuses, and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of pre-tax income from continuing operations to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income:

	12 Weeks Ending
	March 25,	March 19,
	2014	2013
Adjusted Net Income:
Pre-tax income from continuing operations	$ 6,717	$ 4,880
Secondary public offering costs	5	412
Public offering transaction bonuses	--	1,805
Proforma Adjustments	5	2,217
Adjusted Pre-tax Income	6,722	7,097
Income Tax (@ 30%)	2,017	2,129
Adjusted Net Income	$ 4,705	$ 4,968
Basic EPS (Adjusted)	$ 0.20	$ 0.21
Diluted EPS (Adjusted)	$ 0.20	$ 0.21

Segment Information and Restaurant-Level EBITDA Reconciliation

	12 Weeks Ending March 25, 2014 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 32,568	100.0%	$ 19,020	100.0%	$ 15,034	100.0%	66,622	100.0%
Costs and expenses:
Cost of sales	10,069	30.9%	5,713	30.0%	4,270	28.4%	20,052	30.1%
Restaurant operating expenses	12,787	39.3%	9,675	50.9%	8,108	53.9%	30,570	45.9%
Marketing and advertising costs	504	1.5%	470	2.5%	247	1.7%	1,221	1.8%
Restaurant-level EBITDA	9,208	28.3%	3,162	16.6%	2,409	16.0%	14,779	22.2%

Pre-opening costs							384	0.6%
General and administrative							4,686	7.0%
Secondary public offering costs							5	0.0%
Depreciation and amortization							2,955	4.5%

Operating income							$ 6,749	10.1%

Restaurant operating weeks	120		228		132		480
Average unit volume	$ 3,257		$ 1,001		$ 1,367		$ 1,666

	12 Weeks Ending March 19, 2013 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 32,285	100.0%	$ 19,898	100.0%	$ 7,619	100.0%	$ 59,802	100.0%
Costs and expenses:
Cost of sales	10,155	31.5%	6,127	30.8%	2,138	28.1%	18,420	30.8%
Restaurant operating expenses	12,948	40.1%	9,743	49.0%	3,854	50.6%	26,545	44.4%
Marketing and advertising costs	428	1.3%	388	1.9%	92	1.2%	908	1.5%
Restaurant-level EBITDA	8,754	27.1%	3,640	18.3%	1,535	20.1%	13,929	23.3%

Pre-opening costs							591	1.0%
General and administrative							3,775	6.3%
Secondary public offering costs							412	0.7%
Public offering transaction bonuses							1,805	3.0%
Depreciation and amortization							2,442	4.1%

Operating income							$ 4,904	8.2%

Restaurant operating weeks	120		228		61		409
Average unit volume	$ 3,229		$ 1,047		$ 1,499		$ 1,755

CONTACT: Investor Relations Contact:
         Raphael Gross
         203-682-8253
         investorrelations@dfrg.com

         Media Relations Contact:
         Janet Reinhardt
         646-277-1225
         janet.reinhardt@icrinc.com